Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES QUARTERLY DIVIDEND

GREENCASTLE, PA – October 6, 2008 – The Board of Directors of Tower Bancorp, Inc. declared a fourth quarter cash dividend of $.28 per share. The $.28 per share brings the 2008 dividend to $1.12 for the year; a 5.7% increase over the 2007 dividend. The dividend will be paid on November 21, 2008 to shareholders of record as of November 3, 2008.

Jeff Shank, President and CEO, commented that as a community bank, we have not experienced the many problems faced by Wall Street that are being reported in the national media. Community banks continue to be strong on Main Street and are ready to meet the credit needs of their local markets.

Tower Bancorp, Inc. is the parent holding company for The First National Bank of Greencastle, providing 16 office locations and 22 ATMs throughout Franklin and Fulton counties, Pa. and Washington County, Md.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.